EXHIBIT 4.1

DEPOSIT AGREEMENT

among

GLOBAL GEOPHYSICAL SERVICES, INC.,

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.,

as Depositary,

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of December 13, 2013

i

ii

DEPOSIT AGREEMENT

DEPOSIT AGREEMENT, dated as of December 13, 2013, among Global Geophysical Services, Inc., a Delaware corporation, Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered national association, collectively, as Depositary, and the holders from time to time of the Receipts described herein.

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of Series A Preferred Stock of the Corporation from time to time with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance of Depositary Shares representing fractional interests in the Series A Preferred Stock so deposited and for the execution and delivery of Receipts evidencing Depositary Shares;

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement; and

WHEREAS, the terms and conditions of the Series A Preferred Stock, including the redemption and conversion provisions thereof, are set forth in the Certificate of Designations.

NOW, THEREFORE, in consideration of the promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS
Section 1.1   Definitions.

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement:

“Approved Bank” shall mean a commercial bank with capital exceeding Five Hundred Million Dollars ($500 million).

“Certificate of Designations” shall mean the relevant Certificate of Designations filed with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock as a series of preferred stock of the Corporation.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Computershare” means Computershare Inc., a Delaware corporation.

“Corporation” shall mean Global Geophysical Services, Inc., a Delaware corporation, and its successors.

“Deposit Agreement” shall mean this Deposit Agreement, as amended or supplemented from time to time.

“Depositary” shall mean Computershare and the Trust Company, collectively, and any successor as Depositary hereunder.  Notwithstanding the foregoing, in the event that the Depositary is obligated to hold or handle cash, however received, pursuant to the terms of this Deposit Agreement, any references to the Depositary in connection therewith shall be interpreted to refer to Computershare only and not the Trust Company.

“Depositary Shares” shall mean the depositary shares, each representing 1/1000th of a share of the Series A Preferred Stock, evidenced by a Receipt.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.5.

“Depositary’s Office” shall mean the principal office of the Depositary at 250 Royall Street, Canton, Massachusetts 02021, at which at any particular time its depositary receipt business shall be administered.

“DTC” shall mean the Depository Trust Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Event” shall mean with respect to any Global Registered Receipt:

(1)(A) the Global Receipt Depository which is the Holder of such Global Registered Receipt or Receipts notifies the Corporation that it is no longer willing or able to properly discharge its responsibilities under any Letter of Representations or that it is no longer eligible or in good standing under the Exchange Act, and (B) the Corporation has not appointed a qualified successor Global Receipt Depository within 90 calendar days after the Corporation received such notice, or

(2) the Corporation in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Registered Receipt or Receipts.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Corporation in or pursuant to this Deposit Agreement, which entity must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Exchange Act.

“Global Registered Receipt” shall mean a global registered Receipt registered in the name of a nominee of DTC.

“Letter of Representations” shall mean any applicable agreement among the Corporation, the Depositary and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipts, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“NYSE” shall mean the New York Stock Exchange.

“Officer’s Certificate” shall mean a certificate in substantially the form set forth as Exhibit B hereto, which is signed by an officer of the Corporation and which attaches, as an annex thereto, the Certificate of Designations describing the terms and conditions of the Series A Preferred Stock to be issued by the Corporation and deposited with the Depositary from time to time in accordance with the terms hereof.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in definitive or temporary form, and evidencing the number of Depositary Shares with respect to the Series A Preferred Stock held of record by the Record Holder of such Depositary Shares.

“Record Holder” or “Holder” as applied to a Receipt shall mean the person in whose name such Receipt is registered on the books of the Depositary maintained for such purpose.

“Registrar” shall mean the Depositary or such other successor bank or trust company which shall be appointed by the Corporation to register ownership and transfers of Receipts as herein provided, and if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depository shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Stock” shall mean the shares of the Corporation’s 11.5% Series A Cumulative Preferred Stock, $0.01 par value per share, with a liquidation preference of $25,000.00 per preferred share, designated in the Certificate of Designations.

“Trust Company” means Computershare Trust Company, N.A., a federally chartered national association.

“Underwriting Agreement” shall mean the Underwriting Agreement, dated as of December 6, 2013, among the Corporation and MLV & Co. LLC, as representative of the several underwriters named in Schedule III thereto.

ARTICLE II

FORM OF RECEIPTS, DEPOSIT OF SERIES A PREFERRED STOCK, EXECUTION
AND DELIVERY, TRANSFER, SURRENDER, REDEMPTION AND CONVERSION OF RECEIPTS

Section 2.1   Appointment of Depositary.

The Corporation hereby appoints the Depositary, and the Depositary hereby accepts such appointment, as depositary for the Series A Preferred Stock, on the terms and conditions set forth in this Deposit Agreement.

Section 2.2   Rights, Privileges and Preferences.

Subject to the terms of this Deposit Agreement, each Record Holder of a Receipt is entitled, proportionately, to all the rights, preferences and privileges of the Series A Preferred Stock represented by the Depositary Shares evidenced by such Receipt (including the conversion, dividend, voting, and liquidation rights contained in the Certificate of Designations) and the same proportionate interest in any and all other property received by the Depositary in respect of such Series A Preferred Stock and held under this Deposit Agreement.

Section 2.3   Form and Transfer of Receipts.

The definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with applicable rules of the NYSE. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Corporation or any holder of Series A Preferred Stock, delivered in compliance with Section 2.4, shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at an office described in the penultimate paragraph of Section 2.4, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge to the Holder therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Series A Preferred Stock, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually or by facsimile signature of a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Registrar) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

Receipts shall be in denominations of any number of whole Depositary Shares.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Corporation or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Depositary Shares or the Receipts may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.5, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or payments with respect to the deposited Series A Preferred Stock, to exercise any redemption, voting or conversion rights, to receive any notice provided for in this Deposit Agreement and for all other purposes.

The Corporation shall cause to be provided to the Depositary an opinion of counsel on the date hereof, which opinion shall state that: (1) the issuance of the Depositary Shares has been registered under the Securities Act and complies with applicable state securities laws, or, alternatively, that the Depositary

Shares are “covered securities” under Section 18 of the Securities Act of 1933; and (2) when the Series A Preferred Stock is issued and delivered and the Depositary Shares are issued and delivered against payment therefor as provided in the Underwriting Agreement, such Series A Preferred Stock will be duly and validly issued, fully paid and non-assessable.

Section 2.4   Deposit of Series A Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Deposit Agreement, the Corporation may from time to time deposit shares of the Series A Preferred Stock under this Deposit Agreement by delivery to the Depositary of a certificate or certificates for such shares of the Series A Preferred Stock to be deposited, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement including an executed Officer’s Certificate and (ii) a written order of the Corporation directing the Depositary to execute and deliver to, upon the written request of, the person or persons stated in the Corporation’s order a Receipt or Receipts for the number of Depositary Shares representing such deposited Series A Preferred Stock.

The Series A Preferred Stock that is deposited shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. The Depositary shall not lend any Series A Preferred Stock deposited hereunder.

Upon receipt by the Depositary of a certificate or certificates for Series A Preferred Stock deposited in accordance with the provisions of this Section, together with the other documents required as above specified, and upon recordation of the Series A Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, upon the written request of, the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section, a Receipt or Receipts for the number of Depositary Shares representing, in the aggregate, the number of shares of the Series A Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

Section 2.5   Registration of Transfer of Receipts.

Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer. Each such instrument will be affixed with a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

The Depositary shall not be required to transfer or exchange for another Receipt any Receipt called or being called for redemption in whole or in part except as provided in Section 2.12.

Section 2.6   Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series A Preferred Stock.

Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Holder of the Receipt or Receipts so surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.

Any Holder of a Receipt or Receipts may withdraw the number of whole shares of Series A Preferred Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals.  Thereafter, without unreasonable delay, the Depositary shall deliver to such Holder, or to the person or persons designated by such Holder as hereinafter provided, the number of whole shares of Series A Preferred Stock and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal, but Holders of such whole shares of Series A Preferred Stock will not thereafter be entitled to deposit such Series A Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series A Preferred Stock, the Depositary shall at the same time, in addition to such number of whole shares of Series A Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such Holder, or subject to Section 2.5 upon his order, a new Receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of Series A Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Series A Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate in its reasonable judgment.

If the Series A Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such Series A Preferred Stock, such Holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such shares of Series A Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Series A Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the Holder surrendering such Receipt or Receipts and for the account of the Holder thereof, such delivery may be made at such other place as may be designated by such Holder.

Section 2.7   Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Corporation may require payment to it of a sum sufficient for the payment (or, in the event that the

Depositary or the Corporation shall have made such payment, the reimbursement to it) of any charges or expenses payable by the Holder of a Receipt pursuant to Section 5.7, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature (which evidence may include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association), and may also require compliance with such regulations, if any, as the Depositary or the Corporation may establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of the shares of the Series A Preferred Stock may be refused, the delivery of Receipts against the shares of the Series A Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Corporation is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

Section 2.8   Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the Holder thereof with the Depositary of evidence reasonably satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his or her ownership thereof, (ii) the Holder thereof furnishing the Depositary with an affidavit and a surety bond reasonably satisfactory to the Depositary and (iii) the payment of any reasonable expense (including reasonable fees, charges and expenses of the Depositary). Applicants for substitute receipts shall also comply with such other reasonable regulations and pay such other reasonable charges as the Depositary may prescribe and as required by Section 8-405 of the Uniform Commercial Code in effect in the State of New York.

Section 2.9   Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.10   Conversion of Depositary Shares.

(a) Upon the occurrence of a Change of Control (as defined in the Certificate of Designations), the Depositary Shares held by any Holder of a Receipt or Receipts may, at the option of such Holder, be converted, in whole or in part, into shares of Common Stock upon the same terms and conditions as the Series A Preferred Stock (unless, prior to the Change of Control Conversion Date (as defined in the Certificate of Designations), the Corporation has provided or provides irrevocable notice of its election to redeem the Series A Preferred Stock, in which case such Holder will only have the right with respect to Depositary Shares representing shares of Series A Preferred Stock not called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends in which case the Holder will again have the right with respect to the Depositary Shares representing shares of the Series A Preferred Stock subject to such default in payment), except that the number of shares of Common Stock received upon conversion of each Depositary Share will be equal to the number of shares of Common Stock received upon conversion of one Series A Preferred Stock share divided by 1,000. Whenever a Holder of a Receipt or Receipts shall elect to convert the Depositary Shares represented by such Receipt or Receipts into shares of Common Stock pursuant to the terms of the Series

A Preferred Stock, such Holder shall deliver to the Depositary or the Depositary’s Agent the Receipt or Receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and an assignment of the Receipt or Receipts to the Corporation or in blank, in form reasonably acceptable to the Depositary. In addition, if such Holder surrenders such Depositary Shares for conversion during the period from the close of business on any record date fixed pursuant to Section 4.4 for the payment of dividends until the opening of business of the dividend payment date corresponding to such record date (the “Dividend Payment Date”), such Receipt or Receipts shall be accompanied by a payment in cash in an amount equal to the dividend payable on the Dividend Payment Date. Each conversion of Depositary Shares shall be deemed to have been in effect on the Change of Control Conversion Date (as defined in the Certificate of Designations) (the “Conversion Date”).

(b) If a Holder of a Receipt elects to convert less than all of the Depositary Shares evidenced by a Receipt, the Depositary will deliver to the Holder of the Receipt upon its surrender to the Depositary a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not converted, together with a certificate (or book-entry, for shares held in electronic form) for the shares of Common Stock issued upon conversion. The foregoing shall further be subject to the terms and conditions of the Series A Preferred Stock, as set forth in the Restated Certificate of Incorporation (including the Certificate of Designations).

(c) No fractional shares of Common Stock shall be issued upon conversion of Depositary Shares. If such conversion would otherwise result in a fractional share of Common Stock being issued, the Corporation shall pay the cash value of such fractional shares.

(d) From and after the Conversion Date, the Depositary Shares being converted shall be deemed no longer outstanding, all dividends in respect of the Series A Preferred Stock converted shall cease to accrue, all rights of the Holders of Receipts evidencing such Depositary Shares shall, to the extent of such Depositary Shares, cease and terminate, except the right to receive shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined in the Certificate of Designations)) into which the Depositary Shares have been converted and the right to receive any money or other property to which the Holders of such Receipts were entitled upon conversion (including all amounts, if any, paid by the Corporation in respect of dividends which, on the Conversion Date, have accrued on the Series A Preferred Stock to be converted and have not theretofore been paid).

Section 2.11   Receipts Issuable in Global Registered Form.

If the Corporation shall determine in a writing delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Deposit Agreement, execute and deliver one or more Global Registered Receipts evidencing the Receipts of such series, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Receipts to be represented by such Global Registered Receipt or Receipts and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding anything to the contrary in this Deposit Agreement, unless otherwise provided in the Global Registered Receipt, a Global Registered Receipt may only be transferred in whole and only by the applicable Global Receipt Depository for such Global Registered Receipt to a nominee of such Global Receipt Depository, or by a nominee of such Global Receipt Depository to such Global Receipt Depository or another nominee of such Global Receipt Depository, or by such Global Receipt Depository or any such nominee to a successor Global Receipt Depository for such Global Registered Receipt selected or approved by the Corporation or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Corporation, the Depositary and any director, officer, employee or agent of the Corporation or the Depositary as the holder of such Global Registered Receipt for all purposes whatsoever. Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (1) the applicable Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the holders of Global Registered Receipts is required under this Deposit Agreement, the Corporation and the Depositary shall give all such notices, payments and communications specified herein to be given to such holders to the applicable Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary shall, upon receipt of a written order from the Corporation for the execution and delivery of individual definitive registered Receipts in exchange for such Global Registered Receipt, execute and deliver individual definitive registered Receipts, in authorized denominations and of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Registered Receipt in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section shall be registered in such names and in such authorized denominations as the Global Receipt Depository for such Global Registered Receipt, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Corporation determine that the Receipts should be issued as a Global Registered Receipt, the parties hereto shall comply with the terms of any Letter of Representations.

Section 2.12   Redemption of the Series A Preferred Stock.

Whenever the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) shall be permitted and shall elect to redeem shares of the Series A Preferred Stock in accordance with the terms of the Certificate of Designations, it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date (as defined in the Certificate of Designations), notice of the date of such proposed redemption of deposited shares of the Series A Preferred Stock and of the number of such shares held by the Depositary to be so redeemed and the Series A Liquidation Value (as defined in the Certificate of Designations), which notice shall be accompanied by a certificate from the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) stating that such redemption of deposited shares of the Series A Preferred Stock is in accordance with the provisions of the Certificate of Designations.  On the Redemption Date, provided that the Corporation shall then have paid or caused to be paid in full to the Depositary the Series A Liquidation Value of the deposited shares of the Series A Preferred Stock to be redeemed, the Depositary shall redeem the number of Depositary Shares representing such Series A Preferred Stock.

Notice of redemption by the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) of shares of the Series A Preferred Stock and the proposed simultaneous redemption of the number of Depositary Shares representing the shares of the Series A Preferred Stock to be redeemed shall be (1) mailed by first-class mail, postage prepaid, at the respective last addresses as they appear on the records of the Depositary, or (2) transmitted by such other method approved by the Depositary, in its reasonable discretion, in either case not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, to the Record Holders of the Receipts evidencing the Depositary Shares to be so redeemed; but neither the failure to mail or transmit any such notice of redemption of Depositary Shares to one or more such Holders nor any defect in any notice of redemption of Depositary Shares to one or more such Holders shall affect the sufficiency of the proceedings for redemption as to the other Holders.  Each such notice shall be prepared by the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) and shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any such Holder are to be redeemed, the number of such Depositary Shares held by such Holder to be so redeemed (or the method of determining such number); (iii) the Series A Liquidation Value; (iv) the place or places where Receipts evidencing such Depositary Shares are to be surrendered for payment of the Redemption Price; (v) that dividend rights on the Depositary Shares to be redeemed will cease to accrue on the Redemption Date (unless the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control), shall fail to make available an amount of cash necessary to effect such redemption); and (vi) any other information required by law or by the applicable rules of any national securities exchange upon which the Depositary Shares or Receipts may be listed or admitted for trading.  In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected from Depositary Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be fair and equitable.  For the avoidance of doubt, the Depositary shall give or cause to be given the notice of redemption, as described in the foregoing paragraph, to the Record Holders of the Receipts evidencing the Depositary Shares to be redeemed.

Upon notice having been mailed or transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) shall have failed to provide the funds necessary to redeem the shares of the Series A Preferred Stock evidenced by the Depositary Shares called for redemption):  (i) dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue from and after the Redemption Date, (ii) the Depositary Shares being redeemed from such proceeds shall no longer be deemed to be outstanding and (iii) all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the Series A Liquidation Value, without interest thereon) shall, to the extent of such Depositary Shares, cease and terminate, and (iv) upon surrender, in accordance with such redemption notice, of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to 1/1000th of the Series A Liquidation Value per share of the Series A Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares.  Subject to applicable escheat laws, any funds deposited by the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) with the Depositary for the redemption of Depositary Shares which remains unclaimed by the Holders thereof at the end of six (6) months from the Redemption Date, other than funds representing proceeds of uncashed checks, will be returned to the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control), after which reversion the Holders of such Depositary Shares shall look only to the general funds of the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) for the payment of such Series A Liquidation Value. The Corporation and the Depositary hereby agree that following the delivery of any of the aforementioned funds to the Corporation (or, if applicable, an acquiring entity in the event of a Change of Control) pursuant to this Section 2.12, the Depositary shall be relieved of, and the Corporation shall assume, all responsibility for compliance with applicable state abandoned or unclaimed property laws, rules or regulations and the Corporation shall indemnify and hold the Depositary harmless against any interest or penalties assessed by state abandoned or unclaimed property authorities with respect to actions or inactions following the delivery of the aforementioned funds to the Corporation pursuant to this Section 2.12.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.  Rather, the Corporation, at its election, shall cause the Depositary to pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the redemption price per Depositary Share, or round up to the next whole Depositary Share.

All funds received by the Depositary under this Agreement that are to be distributed or applied by the Depositary in the performance of Services (the “Funds”) shall be delivered to the Depositary on or before 9:00 a.m. Eastern Standard Time on the date of such distribution or application and held by the Depositary as agent for the Corporation in a bank account held in the United States, and shall be deposited in one or more interest-bearing accounts to be maintained at an Approved Bank by the Depositary in its name as agent for the Corporation. The amounts held by the Depositary pursuant to this Section 2.12 are at the sole risk of the Corporation and, without limiting the generality of the foregoing, the Depositary shall have no responsibility or liability for any diminution of the value of the Funds which may result from any deposits made pursuant to this Deposit Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Depositary shall not be obligated to pay such interest, dividends or earnings to the Corporation, any holder or any other party.

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF
RECEIPTS, THE CORPORATION AND THE DEPOSITARY

Section 3.1   Filing Proofs, Certificate of Designations and Other Information.

Any Holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the conversion of the shares of the Series A Preferred Stock represented by the Depositary Shares and evidenced by a Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2   Payment of Taxes or Other Governmental Charges.

Holders of Receipts shall be obligated to make payments to the Depositary of certain taxes, charges and expenses, as provided in Section 5.7. Registration of transfer of any Receipt or any conversion of deposited shares of the Series A Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends, interest payments or other distributions may be withheld or any part of or all the deposited shares of the Series A Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Holder thereof (after attempting by reasonable means to notify such Holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such taxes, charges or expenses, the Holder of such Receipt remaining liable for any deficiency.

Section 3.3   Warranty as to Series A Preferred Stock.

The Corporation hereby warrants that the Series A Preferred Stock, when issued and delivered against payment therefor in accordance with the Underwriting Agreement and the Certificate of Designations, will be duly authorized, validly issued, fully paid and non-assessable. Such representation and warranty shall survive the deposit of the shares of the Series A Preferred Stock and the issuance of the related Receipts.

Section 3.4   Warranty as to Receipts.

The Corporation hereby warrants that the Receipts, when issued against payment therefor in accordance with the Underwriting Agreement and this Deposit Agreement, will be entitled to the rights hereunder, and the benefits of this Deposit Agreement and will represent legal and valid interests in the deposited shares of the Series A Preferred Stock. Such representation and warranty shall survive the deposit of the shares of the Series A Preferred Stock and the issuance of the Receipts.

Section 3.5 Corporate Existence and Authority of the Depositary.

The Depositary hereby represents and warrants that (i) Computershare has been duly incorporated and is validly existing in good standing as a corporation under the laws of the State of Delaware; (ii) the Trust Company has been duly incorporated and is validly existing in good standing as a national banking association under the laws of the United States of America; (iii) each of Computershare and the Trust Company has full corporate power and authority and possesses all governmental or other franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; (iv) Computershare has been duly qualified as a foreign entity for the transaction of business and is in good standing under the laws of each other United States jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and (v) the Trust Company is a bank or trust company having its principal office in the United States of America and having a combined capital and surplus, along with its affiliates, of at least $50,000,000. The Depositary hereby agrees to promptly inform the Corporation in the event that any of the statements in the foregoing sentence cease to be true and complete in all material respects.

This Deposit Agreement has been duly authorized, executed and delivered by the Depositary and constitutes a legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms. The Depositary hereby agrees to perform its obligations under this Deposit Agreement with the diligent care of a professional provider of such services, in a timely manner and in conformance with all applicable laws, rules and regulations.

Section 3.6   Listing.

The Corporation hereby covenants and agrees that it will apply to list, and use its reasonable best efforts to keep listed, the Depositary Shares on the NYSE.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES
Section 4.1   Cash Distributions.

Whenever the Depositary shall receive any cash dividend or other cash distribution on the deposited shares of the Series A Preferred Stock, including any cash received upon redemption of any deposited shares of the Series A Preferred Stock pursuant to Section 2.12, the Depositary shall, subject to Sections 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Corporation or the Depositary shall be required to withhold, and shall withhold, from any cash dividend or other cash distribution in respect of the deposited shares of the Series A Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any Holder of Receipts a fraction of one cent, and any balance not so distributable shall be held by the Depositary pursuant to Section 2.12 above (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to Record Holders of Receipts then outstanding. Each Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depositary of a portion of any of the distributions to be made hereunder.

Section 4.2   Distributions Other than Cash, Rights, Preferences or Privileges.

Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon the deposited shares of the Series A Preferred Stock, the Depositary shall, subject to Sections 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by such Receipts held by such Holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the reasonable opinion of the Depositary, after consultation with the Corporation, such distribution cannot be made proportionately among such Record Holders, or if for any other reason (including any requirement that the Corporation or the Depositary withhold an amount on account of taxes) the Depositary reasonably deems, after consultation with the Corporation, such distribution not to be feasible, the Depositary may, with the prior written approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed or made available for distribution, as the case may be, by the Depositary to Record Holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Corporation shall not make any distribution of such securities to the Depositary and the Depositary shall not make any distribution of such securities to the Holders of Receipts unless the Corporation shall have provided an opinion of counsel stating that such distribution of securities has been registered under the Securities Act or to the effect that such distribution of securities to the Holders is exempt from registration under the Securities Act.

Section 4.3   Subscription Rights, Preferences or Privileges.

If the Corporation shall at any time offer or cause to be offered to the persons in whose names the Series A Preferred Stock is recorded on the books of the Corporation any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall direct and the Depositary shall agree, either by the issue to such Record Holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Corporation in its discretion with the acknowledgement of the Depositary; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Corporation determines that it is not lawful or (after consultation with the Depositary) not feasible to make such rights, preferences or privileges available to Holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by Holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Corporation, in its discretion (with acknowledgement of the Depositary, in any case where the Corporation has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash.

The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Corporation agrees with the Depositary that the Corporation will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Corporation shall have provided to the Depositary an opinion of counsel to the effect that the offer and sale of such securities to the Holders are exempt from registration under the Securities Act.

If any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, the Corporation will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

Section 4.4   Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to the deposited Series A Preferred Stock, or whenever the Depositary shall receive notice of (i) any meeting at which holders of the Series A Preferred Stock are entitled to vote or of which holders of the Series A Preferred Stock are entitled to notice, or (ii) any election on the part of the Corporation to redeem any shares of such Series A Preferred Stock or whenever the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the

Series A Preferred Stock) for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting, whose Depositary Shares are to be so redeemed or for any other appropriate reasons.

Section 4.5   Voting Rights.

Subject to the provisions of the Certificate of Designations, upon receipt of notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote or of the solicitation of a written consent of the holders of the Series A Preferred Stock, the Depositary shall, as soon as practicable thereafter, mail or transmit by such other method approved by the Depositary, in its reasonable discretion, to the Record Holders of Receipts a notice prepared by the Corporation which shall contain (i) such information as is contained in such notice of meeting or solicitation of written consent and (ii) a statement that the Holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting or written consent rights pertaining to the amount of Series A Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Corporation) and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of the Holders of Receipts on the relevant record date, the Depositary shall use its best efforts to vote or cause to be voted, or consent in writing, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series A Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting or written consent instructions are received.  The Corporation hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series A Preferred Stock or cause such Series A Preferred Stock to be voted. The Depositary will abstain from voting shares of the Series A Preferred Stock to the extent it does not receive specific instructions from the Holders representing such Series A Preferred Stock.

Section 4.6   Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.

Upon any change in par or stated value, split-up, combination or any other reclassification of the Series A Preferred Stock, subject to the provisions of the Certificate of Designations, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Corporation may, in its discretion and with the acknowledgement of the Depositary, (i) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Depositary Share in one share of Series A Preferred Stock, or in the Stated Rate or Penalty Rate (each as defined in the Certificate of Designations), the liquidation preference set forth in Section 8 of the Certificate of Designations, the redemption price set forth in either Section 4 or 5 of the Certificate of Designations, the Conversion Consideration (as defined in the Certificate of Designations), or any other amount provided for in the Certificate of Designations, in each case in accordance with applicable provisions of the Certificate of Designations or as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of the Series A Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Series A Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Series A Preferred Stock. In any such case, the Depositary may, upon receipt of written instruction from the Corporation, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Notwithstanding anything to the contrary in this Deposit Agreement, Holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series A Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series A Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Series A Preferred Stock represented by such Receipts might have been converted or for which such Series A Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7   Delivery of Reports.

The Depositary shall furnish to Holders of Receipts any reports and communications received from the Corporation which are received by the Depositary and which the Corporation is required to furnish to the holders of the Series A Preferred Stock. In addition, the Depositary will make available for inspection by Receipt Holders at the Depositary’s Office, and at such other places as it may from time to time deem advisable, any reports and communications received from the Corporation which are received by the Depositary.

Section 4.8   Lists of Receipt Holders.

Reasonably promptly upon request from time to time by the Corporation, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all registered Holders of Receipts.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S
AGENTS, THE REGISTRAR AND THE CORPORATION

Section 5.1   Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.

Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange, redemption and conversion of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for any of the foregoing services, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, which books during normal business hours shall be open for inspection by the Record Holders of Receipts; provided that any such Holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary may close such books, at any time or from time to time, when deemed expedient by it, as determined in its reasonable judgment, in connection with the performance of its duties hereunder.

The Depositary may, with the approval of the Corporation, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby shall be listed on one or more national securities exchanges, the Depositary will appoint a Registrar (acceptable to the Corporation) for registration of the Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Corporation. If the Receipts or Depositary Shares are listed on one or more other securities exchanges, the Depositary will, at the request of the Corporation, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of the Receipts or Depositary Shares as may be required by law or applicable securities exchange regulation.

Section 5.2   Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Corporation.

None of the Depositary, any Depositary’s Agent, any Registrar or the Corporation shall incur any liability to any Holder of a Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Corporation’s Third Amended and Restated Certificate of Incorporation (including the Certificate of Designations) or by reason of any act of God or war or other circumstance reasonably beyond the control of the relevant party, the Depositary, the Depositary’s Agent, the Registrar or the Corporation shall be prevented or forbidden from, or subjected to, any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Corporation incur liability to any Holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except as otherwise explicitly set forth in this Deposit Agreement.

The Depositary undertakes not to issue any Receipt other than to evidence the Depositary Shares that have been delivered to, and are then on deposit with, the Depositary. The Depositary also undertakes not to sell, except as provided herein, pledge or lend Depositary Shares or shares of the Series A Preferred Stock held by it as Depositary.

Section 5.3   Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Corporation.

None of the Depositary, any Depositary’s Agent, any Registrar or the Corporation assumes any obligation or shall be subject to any liability under this Deposit Agreement to Holders of Receipts other than for its gross negligence, intentional misconduct, bad faith or fraud.

None of the Depositary, any Depositary’s Agent, any Registrar or the Corporation shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series A Preferred Stock, the Depositary Shares or the Receipts which in its reasonable opinion may involve it in expense or liability unless indemnity reasonably satisfactory to it against all reasonable out-of-pocket expenses and liability be furnished as incurred.

None of the Depositary, any Depositary’s Agent, any Registrar or the Corporation shall be liable for any action or any failure to act by it in good faith reliance upon the written advice of legal counsel or accountants, or information from any person presenting the Series A Preferred Stock for deposit, any Holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, any Registrar and the Corporation may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote or provide written consent with respect to any of the shares of the Series A Preferred Stock or for the manner or effect of any such vote or written consent made, as long as any such action or non-action is not taken in bad faith.

The Depositary, its parent, affiliates or subsidiaries, the Depositary’s Agents, and the Registrar may own, buy, sell and deal in any class of securities of the Corporation and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Corporation or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary, parent, affiliate or subsidiary or Depositary’s Agent or Registrar hereunder. The Depositary may also act as trustee, transfer agent or registrar of any of the securities of the Corporation and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Series A Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary, in its reasonable judgment, believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Corporation, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Corporation, any Holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by an authorized representative of the Corporation which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary or which proves or establishes the applicable matter to the satisfaction of the Depositary.

The terms of this Section 5.3 shall survive the termination of this Deposit Agreement and any succession of any Depositary, Registrar or Depositary’s Agent, in accordance with Section 5.4.

Section 5.4   Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided, but in no event later than sixty (60) days from the date on which notice of resignation is tendered.

The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided, but in no event later than sixty (60) days from the date on which notice of removal is tendered.

In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus, along with its affiliates, of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Each successor Depositary shall execute and deliver to its predecessor and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the deposited shares of the Series A Preferred Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail or transmit by such other method approved by such successor Depositary, in its reasonable discretion, notice of its appointment to the Record Holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or in its own name as successor Depositary.

Section 5.5   Corporate Notices and Reports.

The Corporation agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Depositary Shares or the Receipts are listed or by the Corporation’s Third Amended Restated Certificate of Incorporation (including the Certificate of Designations), to be furnished to the Record Holders of Receipts. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the Record Holders of Receipts at the Corporation’s expense such other documents as may be requested by the Corporation.  Notwithstanding the foregoing, the Corporation shall have no obligation to transmit any such documents that are actually filed by the Corporation on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) of the Securities and Exchange Commission, unless specifically requested by a Holder in writing.

Section 5.6   Indemnification.

The Depositary will indemnify the Corporation and hold it harmless from any loss, liability or expense actually incurred (including the reasonable costs and expenses of defending itself) which may arise out of acts performed or omitted by the Depositary, including when such Depositary acts as Registrar, or the Depositary’s Agents in connection with this Deposit Agreement due to its or their gross negligence, intentional misconduct, bad faith or fraud. Notwithstanding anything in this Deposit Agreement to the contrary, excluding the Depositary’s intentional misconduct, bad faith or fraud, the Depositary’s aggregate liability under this Deposit Agreement with respect to, arising from or arising in connection with this Deposit Agreement, or from all services provided or omitted to be provided under this Deposit Agreement, whether in contract, tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Corporation to the Depositary as fees and charges, but not including reimbursable expenses.

Notwithstanding Section 5.3 to the contrary, the Corporation shall indemnify the Depositary, any Depositary’s Agent and any Registrar against, and hold each of them harmless from, any loss, liability or reasonable out-of-pocket expense (including the reasonable costs and expenses of defending itself) which may arise solely from third-party claims based directly on acts performed or omitted in connection with this Deposit Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, intentional misconduct, bad faith or fraud on the respective parts of any such person or persons. Under no circumstances shall the Depositary, any Depositary’s Agent, any Transfer Agent, any Registrar, or the Corporation be liable for any special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if they have been advised of the likelihood of such loss or damage and regardless of the form of action.

Promptly following becoming aware of circumstances that might give rise to a claim for indemnification under this Deposit Agreement, a party seeking indemnification hereunder (the “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) of the relevant claim; provided that failure to so notify shall not affect the Indemnified Party’s right to indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall, at its own expense, be entitled to control and direct the investigation and defense of any claim, and shall have the right to settle any such claim without the consent of the Indemnified Party; provided that such settlement (i) fully releases the Indemnified Party from any liability, and (ii) does not subject the Indemnified Party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the Indemnified Party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall provide reasonable assistance to the Indemnifying Party in connection with the Indemnifying Party’s defense of a claim and may participate in the defense of a claim with counsel of its own choosing at its own cost and expense, unless the Indemnifying Party specifically authorizes the retaining of such counsel.

The terms of this Section 5.6 shall survive any succession of any Depositary, Registrar or Depositary’s Agent, in accordance with Section 5.4.

Section 5.7   Fees, Charges and Expenses.

The Corporation agrees promptly to pay the Depositary the compensation to be agreed upon with the Corporation for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by the Depositary without gross negligence, willful misconduct, bad faith or fraud on its part (or on the part of any agent or Depositary Agent) in connection with the services rendered by it (or such agent or Depositary Agent) hereunder. Unless otherwise provided herein, the Corporation shall pay all charges of the Depositary in connection with the deposit of the Series A Preferred Stock and the initial issuance of the Depositary Shares and any redemption, conversion or exchange of the deposited shares of the Series A Preferred Stock. The Corporation shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges shall be at the expense of Holders of Receipts. If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, such Holder will be liable for such charges and expenses; provided, however, that the

Depositary may, at its sole option, require a Holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such Holder of Receipts. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree.

Section 5.8   Tax Compliance.

The Depositary, on its own behalf and on behalf of the Corporation, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Depositary Shares or (ii) the issuance, delivery, holding, transfer, conversion, redemption or exercise of rights under the Receipts or the Depositary Shares. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.

The Depositary shall comply with any direction received from the Corporation with respect to the application of such requirements to particular payments or Holders or in other particular circumstances, and may for purposes of this Deposit Agreement rely on any such direction in accordance with the provisions of Section 5.3 hereof.

The Depositary shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available on request to the Corporation or to its authorized representatives.

ARTICLE VI

AMENDMENT AND TERMINATION
Section 6.1   Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Corporation and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the Holders of Receipts shall be effective against the Holders of Receipts unless such amendment shall have been approved by the Holders of Receipts representing in the aggregate at least a two-thirds majority of the Depositary Shares then outstanding. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Sections 2.5 and 2.6 and Article III, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the Holder the deposited shares of the Series A Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange. As a condition precedent to the Depositary’s execution of any amendment, the Corporation shall deliver to the Depositary a certificate from a duly authorized officer of the Corporation that states that the proposed amendment is in compliance with the terms of this Section 6.1.

Section 6.2   Termination.

This Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares issued hereunder have been redeemed pursuant to Section 2.12 or converted pursuant to Section 2.10, (ii) there shall have been made a final distribution in respect of the Series A Preferred Stock in connection with any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and such distribution shall have been distributed to the Holders of Receipts representing Depositary Shares pursuant to Section 4.1 or 4.2, as applicable, or (iii) upon the consent of the Holders of Receipts representing in the aggregate not less than two-thirds of the Depositary Shares outstanding.

Upon the termination of this Deposit Agreement, the Corporation shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Sections 5.6 and 5.7; provided further that Section 5.3 and 5.6 shall survive the termination of this Deposit Agreement.

ARTICLE VII

MISCELLANEOUS
Section 7.1   Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. A signature to this Deposit Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 7.2   Exclusive Benefit of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.3   Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4   Notices.
Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given when actually received if personally delivered or sent by mail or overnight delivery service or facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at:

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489

Attention: Secretary

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Joe S. Poff

or at any other addresses of which the Corporation shall have notified the Depositary in writing, but in any event with a copy, which shall not constitute notice, to the attention of the General Counsel, at the same address.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given when actually received if personally delivered or sent by mail or overnight delivery service, or by telegram or facsimile transmission or electronic mail confirmed by letter, addressed to the Depositary at:

Computershare Inc.
250 Royall Street
Canton, Massachusetts 02021
Attention: General Counsel
Facsimile No.: (781) 575-4210

or at any other addresses of which the Depositary shall have notified the Corporation in writing.

Except as otherwise provided herein, any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, facsimile transmission or confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary, or if such Holder shall have timely filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request. Delivery of a notice sent by mail or by facsimile transmission as provided in the previous sentence shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box; provided, that the Depositary or the Corporation may, however, act upon any facsimile transmission received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.5 Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Corporation of any such action.

Section 7.6   Appointment of Registrar, Dividend Disbursing Agent, Redemption Agent and Conversion Agent in Respect of the Series A Preferred Stock.

The Corporation hereby also appoints the Depositary as Registrar and dividend disbursing agent, redemption agent and conversion agent in respect of the Receipts, and the Depositary hereby accepts such appointments.

Section 7.7   Governing Law.

This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable conflicts of law principles.

Section 7.8   Inspection of Deposit Agreement.

Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be made available for inspection during business hours upon reasonable notice to the Depositary by any Holder of a Receipt.

Section 7.9   Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.10          Confidentiality.

The Depositary agrees that all books, records, information and data pertaining to the business of the Corporation, including, inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person by the Depositary, except as may be required by law or legal process.

Section 7.11          Further Assurances.

From time-to-time and after the date hereof, the Corporation agrees that it will perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Depositary for the carrying out or performing by the Depositary of the provisions of this Deposit Agreement.

Section 7.12          Holders of Receipts are Parties.

The Holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof. Each Holder of Receipts shall become a party hereto upon acceptance by such Holder of Receipts of delivery of one or more Receipts issued in accordance with the terms hereof.

[Remainder of page intentionally left blank; signature page follows.]

The undersigned has executed this Deposit Agreement as of the date first set forth above.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:	/s/ Sean M. Gore
Name:	Sean M. Gore
Title:	V.P. Corporate Development

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., for both entities

By:	/s/ Peter Duggan
Name:	Peter Duggan
Title:	Senior Vice President

[Signature Page to Deposit Agreement]

EXHIBIT A

FORM OF RECEIPT

[FORM OF FACE OF RECEIPT]

Unless this receipt is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Global Geophysical Services, Inc. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

DEPOSITARY SHARES	$

DEPOSITARY RECEIPT NO.          FOR           DEPOSITARY SHARES, EACH REPRESENTING

1/1000th OF ONE SHARE

OF

11.5% SERIES A CUMULATIVE PREFERRED STOCK

OF

GLOBAL GEOPHYSICAL SERVICES, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP 37946S 206

SEE REVERSE FOR CERTAIN DEFINITIONS

Dividend Payment Dates: Beginning December 31, 2013 and the last day of each calendar month thereafter.

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., collectively, as Depositary (the “Depositary”), hereby certifies that Cede & Co. is the registered owner of DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing 1/1000th of one share of 11.5% Series A Cumulative Preferred Stock, liquidation preference $25,000.00 per share, $0.01 par value per share (the “Series A Preferred Stock”), of Global Geophysical Services, Inc., a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of December 13, 2013 (the “Deposit Agreement”), among the Corporation, the Depositary and the Holders from time to time of the Depositary Receipts. By accepting this Depositary Receipt, the Holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual or facsimile signature of a duly authorized officer thereof.

Dated:

Computershare Inc. and Computershare Trust Company, N.A., as Depositary

By:  _______________________________
Authorized Officer

[FORM OF REVERSE OF RECEIPT]

GLOBAL GEOPHYSICAL SERVICES, INC.

GLOBAL GEOPHYSICAL SERVICES, INC. WILL FURNISH WITHOUT CHARGE TO EACH RECEIPT HOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATIONS OF 11.5% SERIES A CUMULATIVE PREFERRED STOCK OF GLOBAL GEOPHYSICAL SERVICES, INC., ANY SUCH REQUEST TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE HEREOF.

The Corporation will furnish without charge to each receipt holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Abbreviation	Abbreviation	Equivalent Word
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As Tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PL	Public Law
AGMT	Agreement	FBO	For the benefit of	TR	(As) trustee(s), for, of
ART	Article	FDN	Foundation	U	Under
CH	Chapter	GDN	Guardian(s)	UA	Under Agreement
CUST	Custodian for	GDNSHP	Guardianship	UW	Under will of, Of will of, Under last will & testament
DEC	Declaration	MIN	Minor(s)
EST	Estate of, of Estate of	PAR	Paragraph

For value received,                                 hereby sell(s), assign(s) and transfer(s) unto

INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: If applicable, the signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

EXHIBIT B

Officer’s Certificate

I, P. Mathew Verghese, Senior Vice President and Chief Financial Officer of Global Geophysical Services, Inc. (the “Corporation”), hereby certify that pursuant to the terms of the Certificate of Designations effective December 13, 2013, filed with the Secretary of State of the State of Delaware on December 13, 2013 (the “Certificate of Designations”), and pursuant to resolutions adopted by the Pricing Committee of the Board of Directors of the Corporation on December 6, 2013, the Corporation has established the Series A Preferred Stock which the Corporation desires to deposit with the Depositary for the purposes of being subject to the terms and conditions of the Deposit Agreement (the “Deposit Agreement”), dated December 13, 2013, by and among the Corporation, Computershare Inc. and Computershare Trust Company, N.A., collectively, as Depositary, and the Holders of Receipts issued thereunder from time to time. In connection therewith, the Board of Directors of the Corporation or a duly authorized committee thereof has authorized the terms and conditions with respect to the Series A Preferred Stock as described in the Certificate of Designations attached as Annex A hereto.  Any terms of the Series A Preferred Stock that are not so described in the Certificate of Designations and any terms of the Receipts representing such Series A Preferred Stock that are not described in the Deposit Agreement are described below:

Aggregate Number of shares of Series A Preferred Stock issued on the day hereof: 348

CUSIP Number for Depositary Shares: 37946S 206

Denomination of Depositary Share per share of Series A Preferred Stock (if different than 1/1000th ownership interest in a share of the Series A Preferred Stock): N/A

Depositary: Computershare Inc. and Computershare Trust Company, N.A.

All capitalized terms used but not defined herein shall have such meaning as ascribed thereto in the Deposit Agreement.

This certificate is dated: December 13, 2013

By:
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer